EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Neogen Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rules 457(c) and 457(h)(1)	1,000,000 (1)	$16.23 (2)	$16,230,000 (2)	0.0001476	$2,396

Total Offering Amounts					$16,230,000		$2,396

Total Fee Offsets							—

Net Fee Due							$2,396
(1)
Represents 1,000,000 shares of Common Stock authorized for issuance under the Neogen Corporation 2021 Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.
(2)
For the purpose of computing the registration fee only, the price shown is based upon the price of $16.23 per share, the average of the high and low prices for the Common Stock of the Registrant as reported in the Nasdaq Global Select Market on August 14, 2024, in accordance with Rule 457(c) and (h)(1).